Exhibit 21.1

Subsidiaries of the Registrant

(As of December 31, 2014. All subsidiaries are 100% owned unless indicated otherwise.)

Name	State or Other Jurisdiction of Incorporation
Atlas Air Worldwide Holdings, Inc. (Registrant)	Delaware
Atlas Air, Inc.	Delaware
Polar Air Cargo Worldwide, Inc. (1)	Delaware
Global Supply Systems Limited (2)	United Kingdom
Polar Air Cargo LLC.	California
Atlas Aviation Insurance, Inc.	New York
Titan Aviation Leasing – Americas, Inc.	Delaware
Titan Americas Acquisition, LLC	Delaware
JL Beneficiary, LLC	Delaware
Titan Aviation Holdings, Inc.	Delaware
AAWW International 1 Inc.	British Virgin Islands
AAWW International 2 Inc.	British Virgin Islands
Titan Aviation HK Holdings Limited	Hong Kong
Titan Aviation (Hong Kong) Limited	Hong Kong
Titan Singapore Aircraft Leasing PTE. LTD	Singapore
MSN 36201 PTE. LTD.	Singapore
MSN 36200 PTE. LTD.	Singapore
MSN 39286 PTE. LTD.	Singapore
MSN 37138 Ltd.	Cayman Islands
MSN 38969 Ltd.	Cayman Islands
Helios Aviation Singapore Ltd.	Delaware
Helios Aviation Singapore PTE LTD.	Singapore
MSN 35606 Holdings LLC	Delaware
MSN 35606 Leasing Limited	British Virgin Islands

(1)	51% owned.
(2)	49% owned